MESA INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                May 17, 1994



                                                              Dallas, Texas
                                                              March 30, 1994

To the Stockholders of MESA Inc.:

     Notice is hereby given that the Annual Meeting of the Stockholders of MESA Inc. will be held at the Fairmont Hotel, 1717 North Akard, Dallas, Texas 75201 at 10:00 a.m. on Tuesday, May 17, 1994, for the following purposes:

     (1) To elect seven persons to serve on the Board of Directors of the Company;

     (2)  To approve proposed amendments to the Company's 1991 Stock Option
          Plan;

     (3) To ratify the appointment of Arthur Andersen & Co. as the Company's independent public accountants for 1994;

     (4) To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 21, 1994 will be entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

     Stockholders are cordially invited to attend the Annual Meeting in person.

Whether or not you plan to attend in person, please sign, date and promptly mail the enclosed proxy card for which a stamped return envelope is provided.

     Stockholders are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting.



                                          By order of the Board of Directors



                                          William D. Ballew
                                          Controller

                                  MESA INC.


                           2600 Trammell Crow Center
                               2001 Ross Avenue
                             Dallas, Texas 75201


                                PROXY STATEMENT
                                ===============


                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 17, 1994

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of MESA Inc. for use at the Annual Meeting of Stockholders to be held at the Fairmont Hotel, 1717 North Akard, Dallas, Texas 75201 at 10:00 a.m. on Tuesday, May 17, 1994, and at any postponements or adjournments thereof (the "Annual Meeting"). The Annual Meeting is being held to consider and act on the matters stated in the accompanying Notice. Unless the context otherwise requires, references herein to "the Company" or "MESA" are to MESA Inc. and its subsidiaries and predecessors viewed as a single entity.

     This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 8, 1994. Each proxy will be voted in accordance with the specifications marked thereon. If no voting specification is made, shares represented by proxies will be voted (i) FOR the election of the seven nominees named herein as Directors of the Company, (ii) FOR the proposed amendments to the Company's 1991 Stock Option Plan, (iii) FOR the appointment of Arthur Andersen & Co. as the Company's independent public accountants for 1994, and (iv) in the discretion of the persons named in the accompanying proxy card in connection with any other business that may properly come before the Annual Meeting. A stockholder may revoke his proxy by written notice received by The Corporation Trust Company, the independent collection agent for the Annual Meeting, at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, any time before it is voted or by attending the Annual Meeting and voting in person.

     At the close of business on March 21, 1994, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"), there were 47,762,109 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote with respect to the matters to be acted upon at the Annual Meeting, except with respect to the election of directors in the event there is cumulative voting at the Annual Meeting. In accordance with the Texas Business Corporation Act, cumulative voting is allowed in the election of directors at the Annual Meeting only if a stockholder who intends to cumulate his votes gives written notice of such intention to the secretary of the Company (at the Company's address above) on or before the day preceding the date of the Annual Meeting. All stockholders may cumulate their votes if any stockholder gives the written notice provided for under the Texas Business Corporation Act. If such notice is properly given and received, then, under cumulative voting, each stockholder will be entitled to cast seven votes per share (one vote per share multiplied by the number of positions on the Board of Directors to be filled) and to cast his or her votes for a single nominee or for any or all of the nominees, as he or she may see fit and in any manner he or she desires.

     The Board of Directors is also soliciting discretionary authority to cumulate votes in the event there is cumulative voting in the election of directors. In such event, the persons named in the accompanying proxy card will vote the shares covered by proxies received by them with a view to causing the seven nominees named herein to be elected as members of the Company's Board of Directors or, if election of all seven does not appear possible, then the proxies will be voted with a view to causing as many of such nominees to be elected as possible utilizing the cumulative voting provision. Such persons may use cumulative voting in any fashion they deem appropriate and may select, at their discretion, one or more of the seven nominees named herein who will not receive their votes if it appears unlikely to elect all seven as directors.

A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxyholders not to vote that stockholder's shares for one or more of the named nominees.

     If there is cumulative voting and a stockholder wishes to cast such cumulative votes for the election of directors, such stockholder should clearly indicate on the proxy card the number of votes such holder wishes to cast for each nominee. However, by virtue of cumulative voting, the persons named as proxies will have seven votes for each share held by each stockholder granting them proxies (unless voting authority is withheld) and could likely offset the instruction not to vote for one of the seven nominees or the exercise of cumulative voting by the use of votes granted in other proxies. Delivery of a signed and dated proxy card specifying cumulative votes to the independent collection agent will not constitute the notice to the Company required under the Texas Business Corporation Act to allow cumulative voting.

     The Company's Bylaws require the Board of Directors to designate an independent third party not affiliated with the Company or any other third party soliciting proxies to collect, count and hold all proxies and ballots that identify stockholders. Pursuant to this provision, the Board of Directors has designated The Corporation Trust Company as the independent collection agent for the Annual Meeting. The Board of Directors believes that the Bylaw provision requiring independent and confidential collection and counting of proxies helps assure the integrity of the election process and is in the best interests of the stockholders and the Company.

     The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve each proposal, except that the election of the directors will be determined by a plurality vote of shares voted at the Annual Meeting.

     Under the Company's articles of incorporation and bylaws, as well as the Texas Business Corporation Act, the holders of a majority of shares of Common Stock entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum as to that matter at the Annual Meeting. In addition, if a quorum is present at the Annual Meeting, the stockholders represented in person or by proxy at the Annual Meeting may conduct such business as may be properly brought before the Annual Meeting, including the three proposals described herein, until it is adjourned; and, the subsequent withdrawal from the Annual Meeting of any stockholder or the refusal of any stockholder represented in person or by proxy to vote shall not affect the presence of a quorum at the Annual Meeting. Accordingly, at the Annual Meeting, any proxy cards that include abstentions will be counted as being present for purposes of determining the existence of a quorum for that matter at the Annual Meeting.

Proxy cards reflecting abstentions with respect to a matter will be so reflected with respect to that matter in calculating stockholder votes, and will therefor have the same effect as votes "against." The Company does not believe that any of the matters to be brought before the Annual Meeting are of the type that would require brokers and other fiduciaries to refrain from voting due to lack of specific authority (i.e., "broker non-votes").

     The Board of Directors recommends a vote (i) FOR the election of seven nominees named herein as the directors, (ii) FOR the proposed amendments to the 1991 Stock Option Plan and (iii) FOR the appointment of Arthur Andersen & Co. as the Company's independent public accountants for 1994.

     Management does not intend to bring any matters before the Annual Meeting other than those set forth in the Notice of Annual Meeting and does not know of any other matters to be brought before the Annual Meeting by others. The Bylaws of the Company require advance notice to the Company of proposals by stockholders for action to be taken at the Annual Meeting and of nominations by stockholders of persons for election to the Board of Directors. Except as included herein, no stockholder proposals have been received. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote proxies in accordance with their judgment on such matters. The proxy card, when properly executed, will be voted as specified herein by the stockholder. If no specification is made, this proxy will be voted for proposals (i), (ii) and (iii). With regard to the election of the Board of Directors, if there is cumulative voting, votes will be distributed as instructed or in the discretion of the proxy holders as described in this Proxy Statement.

     The Company has retained Morrow & Co., Inc. to solicit proxies in the enclosed form and will pay such firm a fee of approximately $15,000 plus reasonable expenses for so acting. In addition, certain officers, representatives and regular employees of the Company may also contact stockholders by telephone, telegram or personal interview. The Company will reimburse brokers and other custodians or nominees for their reasonable expenses incurred in forwarding the solicitation material to beneficial owners of Common Stock. The entire cost of this solicitation will be borne by the Company.

1.   ELECTION OF DIRECTORS
     =====================

     At the Annual Meeting, seven persons will be elected to the Board of Directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been duly elected and qualified. The directors may be elected by means of cumulative voting as described above. The Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote the shares represented by the proxies for another nominee or nominees to be selected by management of the Company.

     The following table sets forth with respect to each nominee (i) his name and age, (ii) the period during which he has served as a director and (iii) his principal occupation over the last five years (including other directorships and business experience).

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Boone Pickens, age 65.................. January 1992-Present, Chairman
                                             of the Board of Directors and
                                             Chief Executive Officer of the
                                             Company; October 1985-December
                                             1991, General Partner of Mesa
                                             Limited Partnership (prede-
                                             cessor to the Company and
                                             hereinafter referred to as the
                                             "Partnership"); 1964-January
                                             1987, Chairman of the Board,
                                             President and founder of Mesa
                                             Petroleum Co. (predecessor to
                                             the Partnership, hereinafter
                                             referred to as "Original Mesa").

     Paul W. Cain, age 55................... January 1992-Present, Director,
                                             President and Chief Operating
                                             Officer of the Company; August
                                             1986-December 1991, President
                                             and Chief Operating Officer of
                                             the Partnership; Director of
                                             Bicoastal Corporation.

     John S. Herrington, age 54............. January 1992-Present, Director
                                             of the Company; December 1991
                                             -Present, personal investments
                                             and real estate activities; May
                                             1990-November 1991, Chairman of
                                             the Board of Harcourt Brace
                                             Jovanovich, Inc. (publishing);
                                             May 1989-May 1990, Director of
                                             Harcourt Brace Jovanovich, Inc.;
                                             February 1985-January 1989,
                                             Secretary of Energy of the
                                             United States.

     Wales H. Madden, Jr., age 66........... January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the
                                             Partnership; 1964-January 1987,
                                             Director of Original Mesa; Self
                                             -employed attorney and
                                             businessman for more than the
                                             last five years; Director of
                                             Boatmen's First National Bank of
                                             Amarillo; Director of Uniform
                                             Printing and Supply of Boston.

     Fayez S. Sarofim, age 65............... January 1992-Present, Director
                                             of the Company; Chairman of the
                                             Board and President of Fayez
                                             Sarofim & Co. (investment
                                             advisor) for more than the last
                                             five years; Director of Teledyne,
                                             Inc., Unitrin, Inc., Argonaut
                                             Group, Inc. and Imperial Holly
                                             Corporation.

     Robert L. Stillwell, age 57............ January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the Part-
                                             nership; 1969-January 1987,
                                             Director of Original Mesa;
                                             Partner in the law firm of Baker
                                             & Botts, L.L.P., for more than
                                             the last five years.

     J.R. Walsh, Jr., age 69................ January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the
                                             Partnership; 1982-January 1987,
                                             Director of Original Mesa;
                                             President and Chairman of the
                                             Board of United Mud Service
                                             Company (oil and gas service
                                             company) for more than the last
                                             five years.

     Each director of the Company who was not also an employee of the Company or its subsidiaries received compensation of $20,000 in 1993. Directors who are also employees of the Company receive no remuneration for their services as Directors. Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment advisor to certain employee benefit plans of the Company. During the year ended December 31, 1993, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $139,687 for such services.

     The Board of Directors of the Company held five meetings in 1993, each of which was attended by all members, except that one director missed one Board meeting and one Audit Committee meeting. The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee and the Stock Option Committee. It does not have a Nominating Committee.

     The Audit Committee is composed of Messrs. Herrington, Madden and Walsh. Its primary functions are (i) the recommendation of independent public accountants, (ii) the review of the independence of the independent public accountants, audit engagement and other professional services of the independent public accountants and (iii) the provision for the availability to the independent public accountants of all aspects of the Company's accounting practices and procedures. The Audit Committee held two meetings in 1993.

     The Compensation Committee is composed of Messrs. Sarofim, Stillwell and Walsh. The Compensation Committee held three meetings in 1993. The Stock Option Committee, which administers the 1991 Stock Option Plan, is also composed of Messrs. Sarofim, Stillwell and Walsh. The Stock Option Committee held three meetings in 1993.

The Board of Directors recommends a vote FOR the Nominees named above.
- ----------------------------------------------------------------------

2.   PROPOSED AMENDMENTS TO THE 1991 STOCK OPTION PLAN
     =================================================

     The Option Plan was approved by shareholders in 1991. Its purpose is to serve as an incentive to, and aid in the retention of, key executive and other employees whose training, experience and ability are considered important to the operations and success of the Company. The Option Plan is administered by the Stock Option Committee composed of non-employee directors of the Company who meet the requirements of "disinterested person" in Rule 16b-3(c)(2)(i) of the Securities Exchange Act of 1934.

     The Board of Directors has approved the amendment of the Company's 1991 Stock Option Plan (the "Option Plan") in order to (i) increase from two million to four million the number of shares of Common Stock of the Company covered by the Option Plan and (ii) commencing with 1994, limit the number of shares for which options may be granted in any one year to any single employee to 200,000 shares. Otherwise, the Option Plan will continue unchanged according to its present terms. See "Executive Compensation -- 1991 Stock Option Plan" below. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve such amendments. The increase in authorized shares covered by the Option Plan is considered desirable because fewer than 55,000 shares remain available for grant to date. The proposed 2,000,000 share increase in the number of shares issuable under the Option Plan represents approximately 4.2% of the outstanding Common Stock on the date hereof. The amendment placing a limit on annual participation by a single grantee is necessary in order to comply with recent changes to the Internal Revenue Code of 1986, as amended (the "Code"), and proposed regulations thereunder regarding non-deductibility of executive compensation under certain circumstances.

     Stock Reserved for the Option Plan
     ----------------------------------

     A total of two million shares of Common Stock is currently subject to the Option Plan, subject to increase to four million shares if the proposed amendment is approved. The shares to be issued under the Option Plan will consist of unissued shares or previously issued shares reacquired and held by the Company. Any shares which remain unsold and which are not subject to outstanding options at the termination of the Option Plan shall cease to be reserved for the Option Plan, but until termination of the Option Plan, the Company will at all times reserve a sufficient number of shares to meet Option Plan requirements. If any option expires or is cancelled prior to its exercise in full, the shares of Common Stock subject to such option may again be subject to subsequent options that may be granted under the Option Plan, except that option shares relinquished and not required to be issued upon such relinquishment shall not again be available for options under the Option Plan. In its discretion, the Option Committee may provide for the acceleration of any unmatured installments of outstanding options.

     Procedures Relating to Options
     ------------------------------

     Shares of Common Stock subject to an option may be purchased at an exercise price that is equivalent to at least 100% of the fair market value of such shares of Common Stock on the date the option is granted. The fair market value of a share of Common Stock on a particular date is defined as the mean of the highest and lowest sales price per share of the Common Stock on the principal exchange on which the Common Stock is listed (currently the New York Stock Exchange); or if there were no sales on such date, the mean price on the last preceding date on which sales were reported.

     The purchase price, payable in full at exercise, of the shares as to which the option is exercised is payable in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value (as defined above) on the date of exercise. Subject to Option Committee approval and to such limitations and conditions as may be imposed by rules promulgated under Section 16(b) of the Securities Exchange Act of 1934, an optionee may pay all or any portion of the purchase price by electing on or before the exercise date to have the Company withhold upon exercise shares of Common Stock having a fair market value (as defined above) equal to the purchase price.

     Amendment and Termination
     -------------------------

     The Board of Directors may amend, alter or discontinue the Option Plan, but no amendment or alteration, other than an amendment to permit exemption from Section 16(b) of the Exchange Act, may be made which would impair the rights of any optionee without his consent. Also, without further approval of the Company's stockholders, the Board of Directors may not (i) increase the total number of the shares available under the Option Plan, (ii) materially increase the benefits under the Option Plan or (iii) materially modify the requirements for eligibility under the Option Plan.

     Options Granted During 1993
     ---------------------------

     Options granted to the Chief Executive Officer, the other four most highly compensated executive officers of the Company, all executive officers of the Company as a group, non-executive directors as a group, and all other employees of the Company that are not executive officers as a group, during 1993 are as follows:

                          1991 Stock Option Plan(1)

                                                              Number of
                                                          Shares Underlying
                                               Dollar        Options/SARs
        Name and Principal Position           Value($)        Granted(#)
- -------------------------------------------   --------    -----------------

Boone Pickens,                                   --   (2)        275,000
  Chairman of the Board of Directors
  and Chief Executive Officer

Paul W. Cain,                                    --   (2)        100,000
  President and Chief Operating Officer

Dennis E. Fagerstone,                            --   (2)         10,000
  Vice President-Exploration and Production

S. Leonard Hruzek, Jr., (3)                      --                 --
  Vice President-Marketing and Land

Andrew J. Littlefair,                            --   (2)         25,000
  Vice President-Public Affairs

Executive Group (7 persons)                      --   (2)        430,000

Non-Executive Director Group (5 persons)         --                 --

Non-Executive Officer Employee Group             --   (2)        175,950
  (51 persons)

(1) Summary of options granted under the 1991 Stock Option Plan during the year ended December 31, 1993.

(2) Exercise price equals the fair market price of the Company's Common Stock on the date of grant.

(3)  Mr. Hruzek resigned effective February 28, 1994.

     Federal Income Tax Consequences
     -------------------------------

     Options granted under the Option Plan are intended to constitute nonqualified stock options within the meaning of Section 83 of the Code. An optionee will not generally recognize any taxable income at the time he is granted an option under the Option Plan, but ordinary income will be recognized by the optionee at the time of his exercise of the option in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price thereof.

     Under current rulings and proposed regulations, if an employee uses previously held shares of Common Stock having a value equal to the exercise price to exercise a nonqualified stock option, no gain will be recognized on the disposition of such previously held shares and the tax basis (and holding period) of such shares will be allocated to a number of the shares acquired on the exercise equal to the number of previously held shares used to pay the exercise price. The value of any shares received by an employee in excess of the number of shares used to pay the exercise price will constitute compensation to the employee, which is includable in his gross income. The employee's basis in such additional shares will be the same as the amount of compensation included in his gross income plus any cash paid on exercise. The holding period for such additional shares shall commence on the date of exercise of the option.

     Upon a subsequent sale of shares acquired pursuant to the exercise of an option, the employee will generally recognize a long-term or short-term capital gain or loss, depending upon the holding period of the shares, in an amount equal to the difference between the amount received by the optionee and the sum of (i) the option price of the shares as of the date of exercise and (ii) the amount includable in income with respect to such option, if any (such sum being his "basis" in the shares). The holding period required for long-term capital gain or loss is more than one year.

     An optionee who receives a right of relinquishment or stock appreciation right ("SAR") will not recognize any taxable income upon receipt of the SAR but upon exercise of the SAR, the fair market value of the shares (or the cash in lieu of shares) received must be treated as ordinary income by the optionee for that year. Under such circumstances, the Company will, in general, be entitled to a deduction equal to the amount taxable to the optionee as ordinary income provided it satisfies the applicable withholding requirements. If the optionee receives shares upon the exercise of a SAR and thereafter disposes of such shares in a taxable transaction, the difference between any amount realized on such disposition and the amount treated as ordinary income upon the exercise of the SAR will be treated as a capital gain or loss (provided the shares were held as a capital asset on the date of disposition), which will be a long-term or short-term capital gain or loss depending on the holding period of the stock.

     An optionee may be required to deposit cash with the Company in an amount necessary to satisfy applicable federal and state law requirements with respect to withholding of taxes on wages, or make some other arrangements acceptable to the Company to comply with such requirements.

     The foregoing summary of federal income tax consequences does not constitute a definitive statement of the tax effects of stock options granted under the Option Plan and is based on the laws and regulations presently in effect.

     For additional information with respect to the Option Plan and the options that have been granted thereunder, see "Executive Compensation -- 1991 Stock Option Plan."

     The Board of Directors recommends a vote FOR the adoption of the proposed amendments to the 1991 Stock Option Plan.
- ----------------------------------------------------------------------------

3.   APPROVAL OF SELECTION OF INDEPENDENT ACCOUNTANTS
     ================================================

     The Board of Directors has appointed the firm of Arthur Andersen & Co. as the Company's independent public accountants for 1994. Arthur Andersen & Co. has been the Company's independent public accountants since 1964.

     A representative of Arthur Andersen & Co. will be available at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the appointment of the independent public accountants.
- ----------------------------------------------------------------------------

                          MANAGEMENT OF THE COMPANY
                          =========================

     The following table sets forth the name, age and five-year employment history of each Executive Officer of the Company.

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Boone Pickens, age 65.................. January 1992-Present, Chairman
                                             of the Board of Directors and
                                             Chief Executive Officer of the
                                             Company; October 1985-December
                                             1991, General Partner of the
                                             Partnership; 1964-January 1987,
                                             Chairman of the Board, President
                                             and founder of Original Mesa.

     Paul W. Cain, age 55................... January 1992-Present, Director,
                                             President and Chief Operating
                                             Officer of the Company; August
                                             1986-December 1991, President
                                             and Chief Operating Officer of
                                             the Partnership; Director of
                                             Bicoastal Corporation.

     Dennis E. Fagerstone, age 45........... January 1992-Present, Vice
                                             President-Exploration and
                                             Production of the Company; May
                                             1991-December 1991, Vice
                                             President-Exploration and
                                             Production of the Partnership;
                                             June 1988-May 1991, Vice
                                             President-Operations of the
                                             Partnership.

     Andrew J. Littlefair, age 33........... January  1992-Present, Vice
                                             President-Public Affairs of the
                                             Company; August 1987-December
                                             1991, Assistant to the General
                                             Partner of the Partnership;
                                             January 1984-August 1987, Staff
                                             Assistant to the President of the
                                             United States, Washington DC.

     Charles L. Carpenter, age 55........... April 1992-Present, General
                                             Counsel and Secretary of the
                                             Company; October 1988-March 1992,
                                             Chief Counsel-Marketing of Oryx
                                             Energy.

     William D. Ballew, age 35.............. January 1992-Present, Con-
                                             troller of the Company; May 1991
                                             -December 1991, Controller of the
                                             Partnership; January 1991-May
                                             1991, Manager-Accounting of the
                                             Partnership; December 1988
                                             -December 1990, Assistant to the
                                             Controller of the Partnership;
                                             July 1986-December 1988, Audit
                                             Manager for Price Waterhouse,
                                             Dallas, Texas.

                           EXECUTIVE COMPENSATION
                           ======================

Compensation of Executive Officers
- ----------------------------------

     The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services rendered to the Company during the years 1991-1993.

                          Summary Compensation Table
                          --------------------------

                                                 Annual Compensation
                                       -------------------------------------
                                                                Other Annual
  Name and Principal Position    Year     Salary       Bonus    Compensation
- -------------------------------- ----   ----------- ----------- ------------

Boone Pickens,                   1993   $675,000    $      0    $     -- (4)
  Chairman of the Board of       1992    960,000           0(2)       -- (4)
  Directors and Chief Executive  1991       --  (1)      -- (3)       --
  Officer

Paul W. Cain,                    1993    400,020     225,000          -- (4)
  President and Chief Operating  1992    400,020           0(2)       -- (4)
  Officer                        1991    455,748     200,000          --

Dennis E. Fagerstone,            1993    199,980      75,000          -- (4)
  Vice President-Exploration     1992    199,980     106,323(2)       -- (4)
  and Production                 1991    170,225     179,442          --

S. Leonard Hruzek, Jr.,(12)      1993    150,000      50,000          -- (4)
  Vice President-Marketing       1992    150,000      99,089(2)       -- (4)
  and Land                       1991    135,245     131,141          --

Andrew J. Littlefair,            1993    115,980      75,000          -- (4)
  Vice President-Public Affairs  1992    109,980      92,330(2)       -- (4)
                                 1991(17)   --           --           --

                                          Long-Term
                                         Compensation
                                        Awards-Number
                                          of Shares
                                          Underlying       All Other
  Name and Principal Position     Year   Options/SARs    Compensation(5)
- --------------------------------  ----  ---------------  ---------------

Boone Pickens,                    1993      275,000      $  114,750(6)
  Chairman of the Board of        1992      800,000       1,047,707(7)
  Directors and Chief Executive   1991            0            --  (18)
  Officer

Paul W. Cain,                     1993      100,000         106,253(8)
  President and Chief Operating   1992      150,000         273,040(9)
  Officer                         1991            0            --  (18)

Dennis E. Fagerstone,             1993       10,000          46,747(10)
  Vice President-Exploration      1992       50,000          72,740(11)
  and Production                  1991            0            --  (18)

S. Leonard Hruzek, Jr.,(12)       1993            0          34,000(13)
  Vice President-Marketing        1992       40,000          58,892(14)
  and Land                        1991            0            --  (18)

Andrew J. Littlefair,             1993       25,000          32,467(15)
  Vice President-Public Affairs   1992       30,000          47,583(16)
                                  1991(17)     --              --

(1) As General Partner of the Partnership, Mr. Pickens was not entitled to an annual salary but was entitled to receive a management fee in an aggregate amount equal to 1% of the cash distributions to holders of units of the Partnership, subject to an annual limit. No distributions on the common units were made in 1991. Accordingly, the General Partner did not receive management fees for 1991. The Partnership Agreement also provided that the General Partner was entitled to receive certain fees in respect of acquisitions and securities gains. The General Partner received $373,853 of such fees in 1991.

(2) Bonuses paid to the executive officers of the Company in 1992 include bonus payments with respect to performance in 1992 as well as the unpaid portion of deferred bonuses awarded in 1990 and 1991. The following amounts were paid to the executive officers of the Company for services rendered during 1992: $0 to Mr. Pickens; $0 to Mr. Cain; $28,000 to Mr. Fagerstone; $25,000 to Mr. Hruzek; and $32,000 to Mr. Littlefair. On July 1, 1992, the Company cancelled the key employee life insurance policies for certain of its officers and other employees and collected the aggregate cash surrender value of $1,210,859. At the same time, the Company accelerated the deferred portion of bonuses awarded in previous years to such officers and employees. The balance of the 1992 bonus column amounts represents the acceleration of the deferred portion of bonuses for prior years that were paid to each individual in the above table in connection with the cancellation of employee life insurance policies. (See discussion under "Bonus Plan" below.)

(3) Mr. Pickens did not participate in the Company's bonus plan (see separate discussion below under "Bonus Plan") while serving as General Partner of the Partnership.

(4) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the years ended December 31, 1993 and 1992, respectively, to each individual named in the summary compensation table aggregated less than 10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

(5) Except as reflected in other notes, "All Other Compensation" consists principally of three items. First, the Company maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Employer contributions to these Retirement Plans are limited by the Code to a total of $30,000 per year. The Company contributed 17% of each employee's total 1993 compensation to the Retirement Plans. Second, to the extent that 17% of an employee's total compensation exceeded $30,000 (all employees with total compensation in excess of $176,470), the Company, as a matter of policy, paid the excess amount in cash to such employee. Third, prior to July 1, 1992, the Company maintained a key employee life insurance program (see separate discussion below) for each executive officer and certain other key employees for which the Company paid a major portion of the premiums.

(6) Includes the following: a $30,000 Retirement Plans contribution; an $84,750 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(7) Includes the following: $114,244 of life insurance premiums; a $30,000 Retirement Plans contribution; a $133,200 payment for Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above. Also includes cancellation of the previous deferred compensation plan for which $3,590,345 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $4,360,608. The net amount attributable to 1992 is reflected in the summary compensation table.

(8) Includes the following: a $30,000 Retirement Plans contribution; a $76,253 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(9) Includes the following: $28,266 of life insurance premiums; a $30,000 Retirement Plans contribution; a $38,003 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above. Also includes cancellation of the previous deferred compensation plan for which $323,229 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $500,000. The net amount attributable to 1992 is reflected in the summary compensation table.

(10) Includes the following: a $30,000 Retirement Plans contribution; a $16,747 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(11) Includes the following: $6,840 of life insurance premiums; a $30,000 Retirement Plans contribution; a $35,900 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(12) Mr. Hruzek resigned effective February 28, 1994.

(13) Includes the following: a $30,000 Retirement Plans contribution; a $4,000 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(14) Includes the following: $3,280 of life insurance premiums; a $30,000 Retirement Plans contribution; a $25,612 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(15) Includes the following: a $30,000 Retirement Plans contribution; a $2,467 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(16) Includes the following: $2,187 of life insurance premiums; a $30,000 Retirement Plans contribution; a $15,396 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(17) Mr. Littlefair was not an executive officer of the Company in 1991.

(18) Other compensation amounts are not required to be reported for the fiscal years ending before December 15, 1992.

Bonus Plan
- ----------

     The Company has a bonus plan (the "Bonus Plan") under which it may award bonuses to employees for any calendar year. The amount of awards to be made from the Bonus Plan is within the discretion of the Compensation Committee. The awards are determined by reference to achievement of certain established objectives by such individuals for the Bonus Plan year, although awards may be made even if all such objectives are not fully achieved.

     Awards to employees other than officers and certain managers generally vest and are paid in three annual installments. Participants' interests in the awards vest on December 31 of each year and awards are generally paid near year-end or in the first quarter of the following year. Deferred bonus awards are deemed invested in a money market account earning simple interest. In the event of an offer to acquire all of the business and assets of the Company (or any other actual change in the control or management of the Company) that is not previously approved or authorized by the Board of Directors, all unpaid bonus award installments would be automatically accelerated and paid in full without regard to the payment schedule provided for in the Bonus Plan.

     In prior years, Bonus Plan awards to officers and certain employees generally vested and were paid in three installments. However, on July 1, 1992, in conjunction with the cancellation of the key employee life insurance policies for certain of its officers and other employees, the Company accelerated the unpaid portion of bonuses awarded in 1990 and 1991 to such officers and employees. Bonuses for performance in 1993 as reflected in the summary compensation table were paid to the officers in a lump sum payment in November 1993.

Employees Premium and Profit Sharing Plans
- ------------------------------------------

     MESA maintains the Retirement Plans for the benefit of its employees. Each year, the Company is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of total compensation (as defined) to the Profit Sharing Plan. Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven.

     Effective December 31, 1991, all participants were fully vested in their account balances in the Retirement Plans as a result of the conversion of the Partnership to the Company in December 1991 (the "Corporate Conversion"). Participants shall remain fully vested in their 1991 balances, but contributions in 1992 and future years under the Retirement Plans are subject to the vesting schedule described above.

     Prior years of service with the Company's predecessors are counted in the vesting schedule. Amounts accumulated are distributable only under certain circumstances, including termination of the Retirement Plans.

Limitation on Contributions to Benefit Plans
- --------------------------------------------

     Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Code. The Code provides that annual additions to a participant's account not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Company, in its discretion, may determine to make cash payment of amounts attributable to an employee's participation in the Retirement Plans to the extent they exceed the Code limitations. As a matter of general policy for employees of the Company, the Company makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

1991 Stock Option Plan
- ----------------------

     The Option Plan was approved by stockholders in connection with the Corporate Conversion in December 1991. The purpose of the Option Plan and the options issued thereunder is to serve as an incentive to, and to retain, certain key persons whose training, experience and ability are important to the operations and success of the Company. Pursuant to the Option Plan, the Option Committee is given the authority to designate plan participants (non-employee directors do not participate in the Option Plan), to determine the terms and provisions of options granted thereunder and to supervise the administration of the plan. A total of 2,000,000 shares of Common Stock are currently subject to the plan, of which options for 1,967,950 shares have been granted. At December 31, 1993, the following stock options were outstanding:

                                                                  Number of
                                                                   Options
                                                                  ---------

     Granted....................................................  1,967,950
     Exercised..................................................    (21,000)
     Forfeited..................................................    (13,900)
                                                                  ---------
     Outstanding at December 31, 1993...........................  1,933,050
                                                                  =========

     See Proposal 2 above with respect to certain proposed amendments to the Option Plan, including an increase in the total number of shares that may be subject to options thereunder from 2,000,000 shares to 4,000,000 shares.

     Shares of Common Stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the Common Stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have the Company withhold a number of shares of Common Stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment which permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of Common Stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In its discretion, the Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter or discontinue the Option Plan, subject in certain cases to stockholder approval.

     The options granted and outstanding at December 31, 1993 have exercise prices and vesting schedules as set forth in the following table.

               Exercise                       Vesting Schedule
Number of      Price Per       --------------------------------------------
 Options         Share            30%         55%         80%        100%
- ---------      ---------       --------    --------    --------    --------
1,166,000      $ 6.8125        07/10/92    01/10/93    01/10/94    01/10/95
   10,000        4.125         11/19/92    05/19/93    05/19/94    05/19/95
  153,000       11.6875        04/02/93    10/02/93    10/02/94    10/02/95
  119,050        5.8125        11/18/93    05/18/94    05/18/95    05/18/96
  485,000        7.375         05/10/94    11/10/94    11/10/95    11/10/96

     Options granted to the Chief Executive Officer and the other four most highly compensated executive officers of the Company during 1993 are as follows:

                    Option/SAR Grants in Last Fiscal Year
                    -------------------------------------

                               Number of
                                Shares        Percent of Total
                              Underlying        Options/SARs       Exercise
                             Options/SARs         Granted to       or Base
         Name                 Granted(#)(1)   Employees in 1993     Price
- ------------------------     ------------     -----------------   ----------

Boone Pickens                   275,000             45.38%         $ 7.375

Paul W. Cain                    100,000             16.50%           7.375

Dennis E. Fagerstone             10,000              1.65%           7.375

S. Leonard Hruzek, Jr.(2)          --                 -- %            --

Andrew J. Littlefair             25,000              4.13%           7.375

                                               Potential Realizable Value at
                                                  Assumed Annual Rates of
                                                 Stock Price Appreciation
         Name              Expiration Date            For Option Term
- ------------------------   -----------------   -----------------------------
                                                   5%                 10%
                                               ----------         ----------

Boone Pickens              November 10, 2003   $1,275,477         $3,232,309

Paul W. Cain               November 10, 2003      463,810          1,175,385

Dennis E. Fagerstone       November 10, 2003       46,381            117,539

S. Leonard Hruzek, Jr.(2)           --               --                --

Andrew J. Littlefair       November 10, 2003      115,952            293,846

(1) Of the options listed in the above table, 30% will be vested and exercisable beginning May 10, 1994; 55% will be vested and exercisable beginning November 10, 1994; 80% will be vested and exercisable beginning November 10, 1995; and 100% will be vested and exercisable beginning November 10, 1996.

(2)  Mr. Hruzek resigned effective February 28, 1994.

     Options exercised in 1993, and the number and value of exercisable and unexercisable options at December 31, 1993, for the Chief Executive Officer and the other four most highly compensated executive officers of the Company are as follows:

   Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                              Option/SAR Values
   -----------------------------------------------------------------------

                                       Year Ended December 31, 1993
                              ----------------------------------------------
                              Number of Shares Acquired
          Name                     on Exercise (#)            Value Realized
- -------------------------     -------------------------       --------------

Boone Pickens                            --                     $   --

Paul W. Cain                             --                         --

Dennis E. Fagerstone                     --                         --

S. Leonard Hruzek, Jr.                   --                         --

Andrew J. Littlefair                     --                         --

                                                       Value of Unexercised
                       Number of Shares Underlying         In-the-Money
                       Unexercised Options/SARs at        Options/SARs at
                            December 31, 1993            December 31, 1993
                       ---------------------------  -------------------------
                       Exercisable   Unexercisable  Exercisable Unexercisable
- ---------------------- -----------   -------------  ----------- -------------

Boone Pickens            440,000        635,000       $   0        $   0

Paul W. Cain              82,500        167,500           0            0

Dennis E. Fagerstone      27,500         32,500           0            0

S. Leonard Hruzek, Jr.    22,000         18,000           0            0

Andrew J. Littlefair      16,500         38,500           0            0

     At December 31, 1993, the Company's Common Stock per share closed at $5.625. The exercise price of the granted options reflected in the above tables are $6.8125 and $7.375, respectively, per share. Thus, no outstanding options were in-the-money at such date.

Other
- -----

     There were no awards made under any long-term incentive plans from January 1, 1993 through December 31, 1993 that require disclosure in the Long-Term Incentive Plan Awards table. From January 1, 1993 through December 31, 1993, no options or stock appreciation rights were repriced (as defined in Item 402(i) of Regulation S-K of the Securities Act of 1933). Furthermore, the Company does not have any employment contracts or termination or change-in-control arrangements with the Chief Executive Officer or the other four most highly compensated executive officers of the Company that would require disclosure pursuant to Item 402(h) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------

     Mr. Stillwell, a director and member of the Compensation and Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for services of such firm in 1993. Baker & Botts, L.L.P. has also been retained to provide legal services in 1994.

     Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment advisor to certain employee benefit plans of the Company. During the year ended December 31, 1993, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $139,687 for such services.

Compensation Committee Report
- -----------------------------

     The Company's Compensation Committee is composed of the three non-employee directors named below. The Committee's decisions as to annual base salaries, bonuses, if any, and stock option grants, if any, for Mr. Pickens, Chairman and Chief Executive Officer, and the other executive officers of the Company are based solely on the subjective judgment of the Committee as to (1) a reasonable value to the Company of the services of Mr. Pickens and the other officers in their respective capacities; (2) a reasonable competitive market value of the services of Mr. Pickens and the other officers in such capacities; (3) a reasonable relationship to compensation levels of chief executive and other officers of other public companies, including those named in the Company's "Peer Group" as discussed under "Performance Graph" below; and (4) the recommendation of senior management as to compensation levels for all officers other than Mr. Pickens. The Committee's decisions in this regard are not based on any objective, required or projected performance criteria for the Company or its securities. Mr. Pickens' salary of $675,000 (compared to $960,000 for 1992) and the 1993 salaries listed in the summary compensation table for the four other most highly compensated executive officers are the result of such judgment. The Committee made a similar judgment based on its assessment of the efforts and contributions of individual officers during the year and on the above-listed criteria with respect to 1993 bonuses for Mr. Pickens (none per his request) and the other officers (as listed in the summary compensation table), as well as stock option grants to such persons.

     The Committee has recommended on the same basis and criteria that Mr. Pickens and other executive officers continue at the same respective base salaries for 1994.

     The Company intends to comply with IRS regulations under Section 162(m) of the Code dealing with non-deductibility of executive compensation in excess of one million dollars annually except under certain permitted circumstances which deal generally with "performance-based compensation."

     Submitted by the Compensation Committee:

          Fayez S. Sarofim
          Robert L. Stillwell
          J. R. Walsh, Jr.

Credit Support of Common Unit Purchases
- ---------------------------------------

     The Partnership provided credit support by acting as a co-maker on certain loans made by commercial banks in prior years to Messrs. Cain, Fagerstone, Hruzek and Littlefair, and certain other employees (not including Mr. Pickens), the proceeds of which were used to purchase common units of the Partnership in open market transactions. In conjunction with the Corporate Conversion, the Company assumed the credit support obligations. The largest amounts outstanding during 1993 totaled $300,000 to Mr. Cain, $196,244 to Mr. Fagerstone, $0 to Mr. Hruzek and $0 to Mr. Littlefair. At December 31, 1993, the unpaid principal balance of such loans totaled $0 to Mr. Cain and $113,731 to Mr. Fagerstone. Principal on the loan is payable by the employee in quarterly installments and is due and payable in full on December 1, 1994. The loan bears interest at a rate of approximately 4.1% per annum. The note is secured by a certificate of deposit issued to the Company by such commercial bank, bearing interest at an amount of 2.6% per annum and in an aggregate amount approximately equal to the amount owed under the loan. Pursuant to an agreement between the employee and the Company, the employee will cause the Company to be relieved of its obligations under such loan upon the termination of employment for any reason, including death. As between the employee and the Company, the employee has sole responsibility and liability for repayment of all principal and interest under his loan and has agreed to indemnify the Company from any liability or obligation with respect to or arising out of such loan. The purpose of these arrangements was to encourage and facilitate significant equity ownership by such key employees.

Common Stock Purchase Plan
- --------------------------

     The Company has established a Common Stock purchase program whereby employees can buy Common Stock through after-tax payroll deductions. All full-time employees of the Company and its participating affiliates are eligible to participate.

Indemnification Arrangements
- ----------------------------

     The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

BTC Partners
- ------------

     The Company has entered into an agreement with BTC Partners Inc. ("BTC"), a Delaware corporation, pursuant to which BTC provides certain financial and advisory services to the Company. BTC regularly functions as part of the Company's management team with respect to financial and other matters. Pursuant to the agreement, BTC receives an annual retainer and may, in the discretion of the Company, be paid additional fees for services it renders in connection with financing transactions, debt restructuring activities, acquisitions or dispositions of properties or assets, and other transactions with respect to which BTC assists the Company. Such amounts are payable in respect of BTC's services to the Company in evaluating, negotiating and implementing such transactions. The Company provides BTC certain other benefits and support services. The agreement may be terminated at any time by either the Company or BTC. Employees of BTC devote a substantial portion of their time to the affairs of the Company, but are permitted to engage in unrelated business activities. The controlling stockholder of BTC is Sidney Tassin.

                              PERFORMANCE GRAPH
                              =================

     The graph below compares the Company's cumulative total stockholder return (the change in stock price plus dividend reinvestment) to the Standard & Poor's 500 Index and an index derived from the performance of a group of independent oil and gas producers similar to the Company (the "Peer Group"), over the last five fiscal years. The Peer Group consists of Anadarko Petroleum Corporation, Apache Corporation, Enron Oil & Gas Company, Louisiana Land and Exploration Company, Maxus Energy Corporation, Noble Affiliates, Inc., Oryx Energy Company, and Plains Petroleum Company. The Peer Group was selected from companies of similar size or with similar assets as the Company. MESA Inc.'s Common Stock began trading on the New York Stock Exchange on January 2, 1992 upon completion of the Corporate Conversion. Prior to that time, the common equity securities of the Company's predecessor (the Partnership) also traded on such exchange. The five year cumulative total return for MESA shown on the graph below reflects the trading prices of, and dividends paid with respect to, such securities for the relevant time periods and is adjusted to give effect retroactively to the one-for-five reverse stock split effected on December 31, 1991 in connection with the Corporate Conversion.

     Management believes the Company's stock is viewed as a leveraged commodity investment. The Company's stock represents a substantial quantity of equivalent natural gas reserves offset by a substantial amount of debt. As a result, management believes that changes in natural gas prices have a magnified effect on the trading price of the Company's stock. For the past few years (particularly after the Partnership discontinued cash distributions to unitholders), the value of the Company's stock declined significantly as natural gas prices continued to decline. More recently, the Common Stock price has stabilized somewhat as gas prices have begun to increase. Management believes that the Company's stock will continue to be significantly affected by actual and expected changes in natural gas prices.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              ===============================================

                             MESA Inc.    S&P 500 Index    Peer Group Index
                             ---------    -------------    ----------------

1989.........................  $ 73           $132               $161
1990.........................    27            128                136
1991.........................    12            166                115
1992.........................     8            179                129
1993.........................    10            197                158

+* Total Return assumes dividends are reinvested.
+ Assumes $100 invested on December 31, 1988 in MESA Inc., the S&P 500 Index and the Peer Group Index.
+ The Peer Group Index return was based on Common Stock. Each company's return is weighted according to the respective company's stock market capitalization.

                             CERTAIN TRANSACTIONS
                             ====================

     The Company permits Mr. Pickens and his affiliates to use MESA's properties and assets such as equipment, computers, aircraft and other transportation equipment for noncompany purposes on terms that are not disadvantageous to the Company; however, such terms may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and affiliates were charged a total of $79,002 in 1993, $125,027 in 1992 and $157,500 in 1991
for the use of these assets (principally use of aircraft).

     MESA periodically conducts business meetings and events and hosts customers and business associates at facilities owned by Mr. Pickens, principally a ranch and hunting facility. MESA pays for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. MESA paid Mr. Pickens $157,000 in 1993, $149,750 in 1992 and $131,450 in 1991 for the use of the facilities.

     On March 11, 1994, MESA filed a registration statement with the Securities and Exchange Commission pursuant to which it proposes to sell 23 million shares of Common Stock in an underwritten public offering. In connection with the offering, it is anticipated that the underwriters will reserve an aggregate of three million shares of Common Stock for offering at the initial public offering price to Boone Pickens, the Chairman and Chief Executive Officer of the Company, Fayez Sarofim, a Director of the Company, and another individual unaffiliated with the Company. One million shares will be reserved to be offered to each such person. No shares will be sold to Mr. Sarofim, who controls a member firm of the National Association of Securities Dealers, Inc. ("NASD"), if the sale would not comply with the rules of the NASD respecting "hot issues." Any shares sold to such individuals will be sold at the same public offering price at which shares will be offered by the underwriters to the public generally. Such price will be determined by negotiation between the Company and the underwriters, based principally on market prices at the time the public offering is made.

     On March 2, 1994, the Company issued and sold to FMR Corp. and certain of its affiliates an aggregate of $48.2 million principal amount at maturity of the Company's 12-3/4% Secured Discount Notes ("Notes") due 1998 for $42.75 million. The sale price was determined by negotiation between the Company and FMR Corp., based principally on offered prices quoted by dealers at that time for publicly traded Notes of the same series. The sale was made pursuant to a registration statement that had become effective under the Securities Act of 1933. The proceeds of the offering were used to fund MESA's portion of the settlement of its litigation with Unocal Corporation. See "Security Ownership of Principal Owners and Management."

           SECURITY OWNERSHIP OF PRINCIPAL OWNERS AND MANAGEMENT
           =====================================================

Security Ownership of Management
- --------------------------------

     The following table presents certain information as to the beneficial ownership of the Company's Common Stock as of March 30, 1994 by the directors and officers of the Company, individually and as a group.

                                                      Number of
                                                      Shares of   Percentage
                                                       Common     of Common
                                                      Stock(1)      Stock
                                                    ------------  ----------
     Board of Directors:
          Paul W. Cain..............................    160,139       *
          John S. Herrington........................     10,000       *
          Wales H. Madden, Jr. .....................      6,000       *
          Boone Pickens(2)..........................  3,397,626     7.0%
          Fayez S. Sarofim..........................    400,000       *
          Robert L. Stillwell.......................     26,500       *
          J. R. Walsh, Jr.(3).......................     25,620       *
     Officers:
          Dennis E. Fagerstone......................     43,000       *
          Andrew J. Littlefair......................     47,913       *
          Charles L. Carpenter......................     11,000       *
          William D. Ballew.........................     29,103       *
     Directors and Officers as a group (11 persons).  4,156,901     8.5%

* Less than 1.0%

(1) Includes shares issuable upon the exercise of options that are exercisable within sixty days of March 30, 1994, as follows: 722,500 shares for Mr. Pickens, 150,000 for Mr. Cain, 43,000 for Mr. Fagerstone, 31,500 for Mr. Littlefair, 11,000 for Mr. Carpenter, 27,000 for Mr. Ballew and 985,000 for all directors and officers as a group.

(2) The above amount includes 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. The above amounts exclude 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(3) Excludes 1,027 shares of Common Stock owned by Mrs. Walsh as her separate property, as to which Mr. Walsh disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

Certain Beneficial Owners
- -------------------------

     The table below sets forth certain information as of March 30, 1994 regarding each person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the Common Stock. Information is based on the most recent
Schedule 13D or 13G filed by such holder with the Securities and Exchange Commission (the "SEC"), or other information provided by the holder to the Company.

                                                   Amount and Nature of
                                                   Beneficial Ownership
                                             -------------------------------
                                              Number of           Percentage
     Name and Address of                      Shares of           of Common
      Beneficial Owner                       Common Stock           Stock
     -------------------                     ------------         ----------

     Boone Pickens.......................... 3,397,626(1)            7.0%
     2600 Trammell Crow Center
     2001 Ross Avenue
     Dallas, Texas  75201

     FMR Corp. ............................. 4,866,940(2)           12.5%
     82 Devonshire Street
     Boston, Massachusetts  02109

(1) See notes (1) and (2) to the table under "Security Ownership of Manage-ment."

(2) The Schedule 13G filed by FMR Corp. states that such firm has the sole power to vote or to direct the vote of 168,553 shares, and the sole power to dispose or to direct the disposition of 4,866,940 shares. Furthermore, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. The interest of one person, Fidelity Magellan Fund, an investment company, amounts to 2,047,634 shares, or 5.24% of the total outstanding shares of Common Stock at December 31, 1993.

                                OTHER MATTERS
                                =============

     You are respectfully requested to sign, date and return the accompanying proxy card in the enclosed envelope at your earliest convenience, whether or not you plan to attend the Annual Meeting in person.

     If you desire a copy of the Company's Annual Report on Form 10-K, you should send a written request to MESA Inc., Stockholder Services, 2600 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 and a copy will be provided to you without charge.

     Any stockholder desiring to have a statement of the Company's 1993 political contributions should send a written request to MESA Inc., Stockholder Services, 2600 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201.

     In September 1990, the Company and Mr. Pickens entered into a consent decree to settle allegations by the SEC that the Company and Mr. Pickens had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 in connection with a proposal made by the Company in February 1988 to acquire Homestake Mining Company ("Homestake"). Under the terms of the settlement, without admitting or denying any of the SEC's allegations, the Company and Mr. Pickens consented to the entry of a judgment enjoining them from future violations of such sections. The SEC's allegations related to the Company's February 1988 press release announcing its offer to acquire Homestake and its subsequent sales of Homestake shares. The Company deposited $2.3 million in a fund for disbursement to other persons who purchased Homestake shares at the time of the 1988 offer.

1995 Stockholder Proposals
- --------------------------

     Proposals that stockholders of the Company intend to present for inclusion in the Company's proxy statement and form of proxy with respect to the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices in Dallas, Texas, not later than December 1, 1994. In addition, the Bylaws generally require stockholders to give the Company 80 days notice in advance of a meeting to present proposals (whether or not such proposals are to be included in the Company's proxy material) or to nominate directors, unless the meeting date is not publicly announced at least 90 days in advance of such meeting, in which case notice must be received within 10 days after the first public announcement of the date of such meeting.

                                          By order of the Board of Directors

                                          /s/ Boone Pickens
                                          ----------------------------------
Dallas, Texas                             Boone Pickens
March 30, 1994                            Chairman of the Board and
                                          Chief Executive Officer

PROXY CARD (Side one of card)
==========
                                 MESA INC.
                Proxy Solicited by the Board of Directors
                    for Annual Meeting of Stockholders
                         to be held May 17, 1994

     The undersigned stockholder hereby appoints William D. Ballew and Charles
L. Carpenter, jointly and severally, proxies, with full power of substitution, to vote, as specified below, all shares of MESA Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Fairmont Hotel, 1717 North Akard, Dallas, Texas 75201, at 10:00 a.m. on Tuesday, May 17, 1994, or any adjournment or postponement thereof (the "Meeting"), and directs said proxies to vote as instructed on the matters set forth below and otherwise at their discretion. Receipt of a copy of the Notice of said meeting and the accompanying Proxy Statement is hereby acknowledged.

1. Election of Board of Directors. The Board of Directors recommends a vote FOR all nominees.

    ____ FOR all nominees listed below (including the use of cumulative voting as described in the Company's Proxy Statement).

NOMINEES: Boone Pickens, Paul W. Cain, John S. Herrington, Wales H. Madden,
          Jr., Fayez S. Sarofim, Robert L. Stillwell and J. R. Walsh, Jr.

(To withhold authority to vote for any individual nominee, strike a line through his name above.)

     ____ WITHHOLD VOTE from all nominees.

                                          (Continue and Sign On Other Side)
- ----------------------------------------------------------------------------
PROXY CARD (Side two of card)
==========

2. Approve the proposed amendment to the MESA Inc. 1991 Stock Option Plan, as described in the Company's Proxy Statement. The Board of Directors recommends a vote FOR the amendment of the 1991 Stock Option Plan.

    ____ FOR                    ____ AGAINST                    ____ ABSTAIN

3. Ratify the appointment of Arthur Andersen & Co. as the Company's independent public accountants for 1994. The Board of Directors recommends a vote FOR.

    ____ FOR                    ____ AGAINST                    ____ ABSTAIN

4. In their discretion with respect to such other matters as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN BY THE STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. WITH REGARD TO THE ELECTION OF THE BOARD OF DIRECTORS, IF THERE IS CUMULATIVE VOTING, VOTES WILL BE DISTRIBUTED AS INSTRUCTED OR IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT. DELIVERY OF A SIGNED AND DATED PROXY CARD TO THE INDEPENDENT COLLECTION AGENT FOR THE ANNUAL MEETING WILL NOT CONSTITUTE THE NOTICE TO THE COMPANY REQUIRED UNDER THE TEXAS BUSINESS CORPORATION ACT TO ALLOW CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS.

Signature ___________________________________    Date ________________, 1994

Please sign EXACTLY as name appears hereon, and in signing as Attorney, Administrator, Guardian, Trustee or Corporate Officer, please add your title as such.